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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|   Phillips        Adam              D.     |    Gerald Stevens, Inc. - "GIFT"             |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |     June 1999      |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
|                                            |                         |                    |   Chief Administrative Officer,      |
|                                            |                         |                    |   Senior Vice President, General     |
| 301 East Las Olas Boulevard, Suite 300     |                         |                    |   Counsel and Secretary              |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| Ft. Lauderdale FL                33301     |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A)  |5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)       |   curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                            |   cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                            |   End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)      |   (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|----------------------------|                   |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price |                   |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |       |                   |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |       |                   |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|    Common Stock     |    6/30/99        |  P    |  --  | 50,000 shs.| (A)   |$12.00/|    3,452,005 shs. |    (D)      |    --    |
|                     |                   |       |      |            |       | sh.   |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------| ------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------| ------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------| ------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------| ------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------| ------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------| ------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------| ------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        | Common |           |             |
| Options (right to buy)|  $0.72 shs.  |   --     |  -- | -- |  --   |  --    |  (2)   |  (5)   | Stock  |  33,750   |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        | Common |           |             |
| Options (right to buy)|  $3.52 shs.  |   --     |  -- | -- |  --   |  --    |  (3)   |  (5)   | Stock  |  20,250   |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        | Common |           |             |
| Options (right to buy)|  $6.30 shs.  |   --     |  -- | -- |  --   |  --    |  (4)   |  (5)   | Stock  |  67,500   |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
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|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|       33,750        |          (D)                  |        --            |
|---------------------|-------------------------------|----------------------|
|       20,250        |          (D)                  |        --            |
|---------------------|-------------------------------|----------------------|
|       67,500        |          (D)                  |        --            |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:

(1) Intentional misstatements or omissions of facts constitute Federal Criminal          /s/ Adam D. Phillips              7/8/99
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
(2) These options were granted on August 18, 1998 and vest in four equal                     Adam D. Phillips(1)             Date
    annual installments beginning on August 18, 1999.
(3) These options were granted on October 1, 1998 and vest in four equal annual installments beginning on October 1, 1999.
(4) These options were granted on January 4, 1999 and vest in four equal annual installments beginning on January 4, 2000.
(5) These options expire ten years from the date of grant.

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)